CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-78597 and Form S-8 No. 333-86191) of Gerald Stevens, Inc. and pertaining to the Florafax International, Inc. Management Incentive Plan, the Gerald Stevens, Inc. 1998 Stock Option Plan and the Calyx & Corolla, Inc. 1988 Stock Option Plan, of our reports dated October 8, 1998, as well as Florafax International, Inc.'s previously filed Form S-8 Registration Statement File Nos. 333-07271 and 333-07267, with respect to the consolidated financial statements and Schedule of Gerald Stevens, Inc. for the year ended August 31, 1997 included in this Annual Report (Form 10-K) for the year ended August 31, 1999.

                                                      /s/ Ernst & Young LLP

Tampa, Florida
November 19, 1999